Pangaea Logistics Solutions' MV Nordic Odin Completes Pioneering Voyage from Baffin Island to Europe

Industry first highlights unique ice-class capabilities and expertise

August 31, 2015 08:57 AM Eastern Daylight Time

NEWPORT, RI - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL) announced today that the MV Nordic Odin, which is operated by its subsidiary Nordic Bulk Carriers A/S, completed the first Panamax shipment of iron ore from Baffin Island, Canada to Europe through the arctic ice.

The MV Nordic Odin, one of the Company’s joint ventured owned 1A ice-class Panamax vessels sailed from Milne Port on August 12, 2015 and arrived at Gijon, Spain on August 23. Shipments from the new iron ore mine on Baffin Island to Europe will provide significant summer employment for the Company’s ice-class fleet over the coming years.

“We are proud to bring previously unavailable high-quality iron ore into the international market for a valued client utilizing our unique ice-class capabilities,” said Mads Petersen, Managing Director of Nordic Bulk Carriers A/S. “This strategy is underpinned by an unmatched fleet comprising the majority of the world's 1A ice-class Panamaxes and crews that are some of the most capable and experienced in the industry.”

Ed Coll, Chairman and Chief Executive Officer of Pangaea Logistics Solutions, added, “This groundbreaking voyage is another example of our differentiated approach to delivering dry-bulk logistics solutions for our clients that sets us apart from our competition. We look forward to continuing to leverage our unique expertise and strong client relationships to grow this segment of our business.”

Mr. Petersen closed by noting, “In addition to being trusted partners for our clients, we consider ourselves to also be valuable partners of the local communities we operate in and are excited to be part of this project which will benefit the Nunavut region for many years to come.”

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.
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